Exhibit 99.1

PRESS RELEASE

PacWest Bancorp	CapitalSource Inc.
10250 Constellation Blvd., Suite 1640	633 West 5th Street, 33rd Floor
Los Angeles, CA 90067	Los Angeles, CA 90071

Contacts:	Contacts:
Matthew P. Wagner	Dennis Oakes
Chief Executive Officer	Senior Vice President — Investor Relations
(310) 728-1020	(212) 321-7212

Victor R. Santoro	Michael Weiss
Executive Vice President and CFO	Director of Communications
(310) 728-1021	(301) 841-2918

FOR IMMEDIATE RELEASE	July 22, 2013

PACWEST BANCORP AND CAPITALSOURCE INC. AGREE TO MERGE

—Transaction to create commercial bank with over $15 billion in assets—

— CapitalSource shareholders will receive a fixed exchange ratio at closing,

in a combination of $2.47 cash and 0.2837 shares of PACW stock—

—Based on the PACW pre-announcement closing price, total consideration for each CapitalSource share would be $11.64 —

— Two valuable franchises combine to create the 6th largest publicly-owned bank headquartered in California —

—Transaction valued at approximately $2.3 billion—

LOS ANGELES, CA, July 22, 2013. PacWest Bancorp (Nasdaq: PACW — “PacWest”) and CapitalSource Inc. (NYSE: CSE — “CapitalSource”) today announced the signing of a definitive agreement and plan of merger (the “Agreement”) whereby PacWest and CapitalSource will merge in a transaction valued at approximately $2.3 billion.  The combined company will be called PacWest Bancorp and the combined subsidiary bank will be called Pacific Western Bank.  The CapitalSource national lending operation will continue to do business under the name CapitalSource as a division of Pacific Western Bank.

CapitalSource Inc., headquartered in Los Angeles, California, is the parent of CapitalSource Bank, a California Industrial Bank with approximately $8.7 billion in assets at June 30, 2013 and 21 branches located in southern and central California.  In connection with the transaction, CapitalSource Bank will be merged into Pacific Western Bank, the Los Angeles-based wholly-owned subsidiary of PacWest Bancorp.  Pacific Western Bank had $6.7 billion in assets at June 30, 2013 and 75 branches across 10 California counties.

The independent directors of PacWest and CapitalSource unanimously approved the transaction.  Upon completion of the transaction, the combined company board will have thirteen directors, eight representatives from PacWest and five representatives from CapitalSource.

Matt Wagner, CEO of PacWest Bancorp and Chairman and CEO of Pacific Western Bank, will be CEO of the combined company and of Pacific Western Bank.  James J. Pieczynski, Chief Executive Officer of CapitalSource, will become President of the new CapitalSource division of Pacific Western Bank, incorporating all of the current CapitalSource lending operations.  John Eggemeyer, Chairman of PacWest Bancorp, will become Chairman of the combined company.  Tad Lowrey, Chairman and CEO of CapitalSource Bank will become non-executive Chairman of Pacific Western Bank.    The combined company will remain headquartered in Los Angeles and will have senior executives from each of the organizations in key positions.

The transaction, currently expected to close in the first quarter of 2014, is subject to customary conditions, including the approval of bank regulatory authorities and the stockholders of both companies. Certain stockholders of CapitalSource and PacWest, including all current directors, have agreed to vote in favor of the transaction.

As of June 30, 2013, on a pro forma consolidated basis, the combined company would have had approximately $15.4 billion in assets with 96 branches throughout California.  The combined institution would be the 6th largest publicly-owned bank headquartered in California, and the 8th largest commercial bank headquartered in California (out of more than 232 financial institutions in the state).

Under the terms of the Agreement, CapitalSource shareholders will receive $2.47 in cash and 0.2837 shares of PacWest common stock for each share of CapitalSource common stock. The total value of the CSE per share merger consideration, based on the closing price of PacWest shares on July 19, 2013 of $32.32, is $11.64.

The transaction is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and CapitalSource shareholders are not expected to recognize gain or loss to the extent of the stock consideration received. Giving effect to the transaction, existing shareholders of PacWest are expected to own approximately 45% of the outstanding shares of the combined company and CapitalSource shareholders are expected to own approximately 55%.

Matt Wagner, CEO of PacWest Bancorp, commented, “This transaction represents the combination of two outstanding organizations.  CapitalSource has built an enviable lending platform and growth engine.  PacWest has a valuable community banking franchise and a low cost deposit base driven by our high percentage of noninterest bearing demand deposits.  The combination of these two franchises will create a formidable company going forward, with a strong balance sheet and capital base, attractive margins and good earnings momentum.”

“The combination of CapitalSource and PacWest will produce tremendous benefits for the shareholders of both companies,” said James J. Pieczynski, CEO of CapitalSource.  PacWest fills the need of CapitalSource for a more stable and low cost deposit base.  CapitalSource will give PacWest a more robust and diverse lending presence.  Both institutions share a conservative credit culture and have talented and dedicated employees that will make the combined company much more than the sum of its parts going forward.”

“We have worked hard over the last five years to build a high performing bank and we are proud of our success,” said Tad Lowrey, CapitalSource Bank Chairman and CEO. “PacWest is the perfect partner to accelerate and expand our capacity to serve the credit needs of middle market and small businesses and to broaden the products and services we can offer to our deposit customers here in California once the merger into Pacific Western Bank is completed.”

In connection with the announcement of the transaction, an investor presentation will be filed with the SEC and is available on the websites of both PacWest Bancorp and CapitalSource.  On the PacWest Bancorp website, the presentation can be found under the link for “Presentations”.   On the CapitalSource website, the presentation can be found at the following location: http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4065646.  The companies will host a joint conference call to discuss the merger at 8am PDT / 11am EDT on July 23, 2013. The call can be accessed via the investor relations web sites of either company.

JP Morgan Securities LLC acted as financial advisor to CapitalSource Inc. in the transaction and delivered a fairness opinion to the Board of Directors of CapitalSource. Wachtell, Lipton, Rosen & Katz served as legal counsel to CapitalSource.  Jefferies LLC acted as lead financial advisor to PacWest Bancorp and delivered a fairness opinion to the Board of PacWest. Castle Creek Financial and Goldman Sachs & Co. also acted as financial advisors to PacWest.  Sullivan & Cromwell LLP served as legal counsel to PacWest.

CONFERENCE CALL DETAILS

A conference call to discuss the merger will be jointly hosted by PacWest and CapitalSource on Tuesday, July 23, 2013 at 8:00 a.m. PDT and 11:00 a.m. EDT.  Interested parties may access the call via webcast on the Investor Relations section of the CapitalSource web site at http://ir.capitalsource.com. An audio replay will also be available on the website from approximately 1:00 p.m. PDT / 4:00 p.m. EDT July 23, 2013 until January 23, 2014.

ABOUT PACWEST BANCORP

PacWest Bancorp (Nasdaq: PACW — “PacWest”) is a bank holding company with $6.7 billion in assets as of June 30, 2013, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 75 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western had total assets of $6.7 billion and total deposits of $5.7 billion as of June 30, 2013.  Pacific Western’s branches are located throughout California in Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, San Diego, San Francisco, San Luis Obispo, San Mateo and Ventura Counties.  Through its subsidiaries, BFI Business Finance and Celtic Capital Corporation, and its divisions, First Community Financial and Pacific Western Equipment

Finance, Pacific Western also provides working capital financing and equipment leasing to growing companies located throughout the United States, with a focus on the Southwestern U.S., primarily in Arizona, California, Utah and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

ABOUT CAPITALSOURCE INC.

CapitalSource Inc. (NYSE: CSE — “CapitalSource”), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, CA, had total assets of $8.7 billion and total deposits of $5.9 billion as of June 30, 2013. For more information, visit www.capitalsource.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest Bancorp, CapitalSource Inc., and the combined company after the close of the transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of PacWest, CapitalSource and the combined company.  Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements.  We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by PacWest and CapitalSource with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the ability to complete the proposed transaction, including obtaining regulatory approvals and approval by the stockholders of PacWest and CapitalSource, or any future transaction, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; regulatory approvals may not be received on expected timeframes or at all; settlements with the FDIC related to loss-sharing arrangements; the possibility that personnel changes will not proceed as planned; the possibility that the cost of additional capital may be more than expected; the possibility that a change in the interest rate environment may reduce net interest margins; asset/liability re-pricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely; general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected; and environmental conditions, including natural disasters, may disrupt business, impede operations, or negatively impact the values of collateral securing loans.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of PacWest Bancorp’s and CapitalSource, Inc.’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q.  The documents filed by PacWest with the SEC may be obtained free of charge at PacWest’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from PacWest by requesting them in writing to PacWest Bancorp, c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821; Attention: Investor Relations, or by telephone at (714) 671-6800.

The documents filed by CapitalSource with the SEC may be obtained free of charge at CapitalSource’s website at www.capitalsource.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CapitalSource by requesting them in writing to CapitalSource Inc., 633 West 5th Street, 33rd Floor, Los Angeles, CA 90071 Attention: Investor Relations, or by telephone at Phone: (212) 321-7212.

PacWest intends to file a registration statement with the SEC which will include a joint proxy statement of PacWest and CapitalSource and a prospectus of PacWest, and each party will file other documents regarding the proposed transaction with the SEC.  Before making any voting or investment decision, investors and security holders of CapitalSource and PacWest are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A definitive joint proxy statement/prospectus will be sent to the stockholders of each institution seeking any required stockholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC’s website or from PacWest or CapitalSource by writing to the addresses provided for each company set forth in the paragraphs above.

PacWest, CapitalSource, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from PacWest and CapitalSource stockholders in favor of the approval of the transaction.  Information about the directors and executive officers of PacWest and their ownership of PacWest common stock is set forth in the proxy statement for PacWest’s 2013 annual meeting of stockholders, as previously filed with the SEC.  Information about the directors and executive officers of CapitalSource and their ownership of CapitalSource common stock is set forth in the proxy statement for CapitalSource’s 2013 annual meeting of stockholders, as previously filed with the SEC.  Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available.